Offer to Purchase
                                       by
          First Trust/Four Corners Senior Floating Rate Income Fund II
                                  (the "Fund")
                                    for Cash
                      Up to 100% of the Fund's Outstanding
                    Auction Market Preferred Shares, Series A
                                       and
                    Auction Market Preferred Shares, Series B
                              at a Price of 97% of
                      the Liquidation Preference Per Share

--------------------------------------------------------------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MONDAY, SEPTEMBER 28, 2009 UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

         THE OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON THE FUND OBTAINING FINANCING UNDER ITS EXISTING CREDIT FACILITY AS WELL AS THE OTHER CONDITIONS DESCRIBED HEREIN. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF AMPS SHARES (AS DEFINED BELOW) BEING TENDERED. SEE "INTRODUCTION" AND "THE OFFER--CONDITIONS TO THE OFFER."

         NEITHER THE FUND NOR ITS BOARD OF TRUSTEES (THE "BOARD") IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF AMPS SHARES WHETHER TO TENDER OR REFRAIN FROM TENDERING AMPS SHARES IN THE OFFER. EACH HOLDER OF AMPS SHARES IS URGED TO READ AND EVALUATE THE OFFER CAREFULLY AND TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO WHETHER TO PARTICIPATE IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR THE BOARD.

                   ------------------------------------------

Important Information

         If you wish to tender all or any part of your AMPS Shares (as defined below), you should either (i)(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) or (b) deliver such AMPS Shares pursuant to the procedures for book-entry transfers set forth in the section "The Offer--Procedure for Tendering AMPS Shares" prior to the expiration date of the Offer; or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have AMPS Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your AMPS Shares.

         To tender your AMPS Shares, you must follow the procedures described in the materials enclosed herewith. The Fund may reject any tender not fully in compliance with these procedures.

         A summary of the principal terms of the Offer appears on pages 1-5 hereof in the section "Summary Term Sheet".

         If you have questions about the Offer, you can contact The Altman Group, Inc. (the "Information Agent" for the Offer) at its address and telephone number set forth on the back cover of the Offer. You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from the Information Agent, or your broker, dealer, commercial bank, trust company or other nominee. Deutsche Bank Trust Company Americas (the "Depositary") will serve as the depositary for the Offer.

         IF YOU DO NOT WISH TO TENDER YOUR AMPS SHARES, YOU NEED NOT TAKE ANY ACTION.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

August 28, 2009

                                TABLE OF CONTENTS

SECTION                                HEADING                             PAGE

SUMMARY TERM SHEET...........................................................1


INTRODUCTION.................................................................6


THE OFFER....................................................................7

    1.   Terms of the Offer; Expiration Date.................................7
    2.   Extension of Tender Period; Termination; Amendment..................8
    3.   Acceptance for Payment and Payment..................................9
    4.   Procedure for Tendering AMPS Shares................................10
    5.   Withdrawal Rights..................................................13
    6.   Material Tax Considerations........................................14
    7.   Price Range of AMPS Shares; Dividends..............................18
    8.   Certain Information Concerning the Fund............................27
    9.   Source and Amount of Funds.........................................28
    10.  Interest of Trustees and Executive Officers........................29
    11.  Certain Effects of the Offer.......................................30
    12.  Purpose of the Offer...............................................33
    13.  Conditions to the Offer............................................34
    14.  Plans or Proposals of the Fund; Regulatory Approvals...............35
    15.  Fees and Expenses..................................................36
    16.  Financial Information..............................................36
    17.  Miscellaneous......................................................36



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                     This page is intentionally left blank.

                               SUMMARY TERM SHEET

         This summary term sheet is a brief description of the material provisions of the Offer (as defined below) being made by First Trust/Four Corners Senior Floating Rate Income Fund II, a Massachusetts business trust (the "Fund"), to purchase for cash up to 100% of its outstanding (i) Auction Market Preferred Shares, Series A ("Series A AMPS Shares") and (ii) Auction Market Preferred Shares, Series B ("Series B AMPS Shares"), each with par value $0.01 per share and a liquidation preference of $25,000 per share (collectively, the "AMPS Shares"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer"). The price to be paid for the AMPS Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus any unpaid dividends accrued through the Expiration Date (as defined below).

         The following are some of the questions you, as a holder of the AMPS Shares, may have and answers to those questions. You should carefully read the Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of the Offer to Purchase and the Letter of Transmittal.

What and How Many Securities is the Fund Offering to Purchase?

     o The Fund is offering to purchase up to 100% of its 1,600 outstanding Series A AMPS Shares and up to 100% of its 1,600 outstanding Series B AMPS Shares. The Fund will, upon the terms and subject to the conditions of the Offer, purchase all AMPS Shares tendered prior to the time the Offer expires. See "The Offer--Terms of the Offer; Expiration Date."

How Much Are You Offering to Pay for My AMPS Shares and What is the Form of Payment? Will I Have to Pay any Fees or Commissions?

     o The price to be paid for the Fund's AMPS Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share) plus any unpaid dividends accrued through the Expiration Date. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Series A AMPS Shares and the Series B AMPS Shares. See "The Offer--Terms of the Offer; Expiration Date" and "The Offer--Acceptance for Payment and Payment."

         If you tender your AMPS Shares to the Fund in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your AMPS Shares through a broker or other nominee, and your broker tenders your AMPS Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

How Long Do I Have to Decide Whether to Tender in the Offer?

     o You have until 5:00 P.M., Eastern time, on September 28, 2009, to decide whether to tender your AMPS Shares in the Offer as described in "The Offer--Procedure for Tendering AMPS Shares."

Does the Fund Have the Financial Resources to Make Payment?

     o Yes. Assuming the Fund purchases 100% of its AMPS Shares at 97% of the liquidation preference of $25,000 per share (or $24,250 per share), the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $77.6 million, plus any unpaid dividends accrued through the Expiration Date, for the Fund. The Fund intends to borrow funds under an existing credit facility to pay the purchase price for AMPS Shares tendered. The Fund may also use cash on hand to pay a portion of the purchase price or may sell assets and use the proceeds of such sales to pay a portion of the purchase price. See "The Offer--Source and Amount of Funds."

How Do I Tender My AMPS Shares in the Offer?

     o To tender AMPS Shares, you must deliver a completed Letter of Transmittal to Deutsche Bank Trust Company Americas (the "Depositary") not later than the time the Offer expires. If your AMPS Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your AMPS Shares through The Depository Trust Company. See "The Offer--Procedure for Tendering AMPS Shares."

When and How Will I Be Paid for My Tendered AMPS Shares in the Offer?

     o The Fund will pay for all validly tendered and not withdrawn AMPS Shares promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in "The Offer--Conditions to the Offer." The Fund does, however, reserve the right, in its sole discretion, to delay payment for AMPS Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption "The Offer--Plans or Proposals of the Fund; Regulatory Approvals." The Fund will pay for your validly tendered and not withdrawn AMPS Shares by depositing the purchase price with the Depositary which will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you. In all cases, payment for tendered AMPS Shares will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, any other required documents for such AMPS Shares and, for AMPS Shares held in street name, confirmation of a book-entry transfer of such AMPS Shares (as described in "The Offer--Procedure for Tendering AMPS Shares").

Until What Time Can I Withdraw Tendered AMPS Shares in the Offer?

     o You can withdraw tendered AMPS Shares at any time until the Offer has expired and, if the Fund has not agreed to accept your AMPS Shares for payment by October 27, 2009, you can withdraw them at any time after such time until the Fund accepts AMPS Shares for payment. See "The Offer--Withdrawal Rights."

How Do I Withdraw Tendered AMPS Shares in the Offer?

     o To withdraw AMPS Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Information Agent (as defined below)) with the required information to the Depositary while you have the right to withdraw the AMPS Shares. If your AMPS Shares are held in street name by your broker, dealer, bank, trust company or other nominee, contact that firm to withdraw your tendered AMPS Shares.

         Withdrawals of tenders of AMPS Shares may not be rescinded, and any AMPS Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn AMPS Shares may be retendered by following one of the procedures described in the section "The Offer-- Procedure for Tendering AMPS Shares" of this Offer at any time prior to the Expiration Date. See "The Offer--Withdrawal Rights."

Will I Have to Pay Taxes if the Fund Purchases My AMPS Shares in the Offer?

     o Generally, your sale of AMPS Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. For federal income tax purposes, the sale of AMPS Shares for cash will be treated either as (1) a sale or exchange of AMPS Shares, or (2) a distribution with respect to your AMPS Shares, potentially taxable as a dividend. See "The Offer--Material Tax Considerations."

         You are urged to consult with your own tax advisor to determine the tax consequences of participating in the Offer.

What Is the Purpose of the Offer?

     o The Fund issued the AMPS Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objectives. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the holders of its common shares by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage costs, typically over the long term.

         Under market conditions as they existed prior to the first quarter of 2008, dividend rates on the AMPS Shares for each rate period were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy AMPS Shares, and holders of AMPS Shares, who sought to sell their AMPS Shares. The terms of the AMPS

         Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the dividend payment rate over the next dividend period is set at a specified maximum applicable rate (the "Maximum Rate") and holders will continue to hold their AMPS Shares. As a result, in a failed auction, holders of AMPS Shares who desire to sell their AMPS Shares are unable to do so. A failed auction is not a default under the terms of the AMPS Shares. In the case of a failed auction, the Fund continues to pay dividends, but at the specified Maximum Rate rather than at a market clearing rate.

         Prior to the first quarter of 2008, the Maximum Rate had never been triggered. Consistent with patterns in the broader market for auction rate securities, beginning in the first quarter of 2008, each auction of the AMPS Shares has failed to establish a market clearing rate, the Maximum Rate has been triggered and holders attempting to sell their AMPS Shares through such auctions have been unsuccessful.

         The auction markets for auction rate securities like the AMPS Shares are not currently functioning normally and the Fund believes that such auction markets are unlikely to return to normalcy. The Fund also believes that no established secondary market for auction rate securities exists today. The Fund is conducting the Offer to offer liquidity to holders of AMPS Shares.

         Please bear in mind that neither the Fund nor the Board has made any recommendation as to whether or not you should tender your AMPS Shares. Holders of the AMPS Shares are urged to consult their own investment and tax advisors and make their own decisions whether to tender any AMPS Shares and, if so, how many AMPS Shares to tender.

What Are the Most Significant Conditions to the Offer?

     o The Offer is conditioned upon the Fund obtaining funds under its existing credit facility and certain other conditions. The Offer is not conditioned upon any minimum number of AMPS Shares being tendered. See "The Offer--Conditions to the Offer."

If I Decide Not to Tender My AMPS Shares in the Offer, How Will the Offer Affect My AMPS Shares?

     o If you decide not to tender your AMPS Shares, you will still own the same number of AMPS Shares and the terms of the AMPS Shares will remain the same. The AMPS Shares are not listed on any securities exchange and there is no established trading market for the AMPS Shares. The AMPS Shares are auction rate securities and since the first quarter of 2008 the periodic auctions for the AMPS Shares have failed. As a result, and because there is no established trading market for the AMPS Shares, holders desiring to sell their AMPS Shares may be unable to do so or may be forced to sell at a substantial discount to the amount of the liquidation preference of AMPS Shares. If you do not tender your AMPS Shares, the Fund cannot assure you that you will be able to sell your AMPS Shares in the future and you may be forced to hold the AMPS Shares indefinitely or you may be required to sell your AMPS Shares at a significant discount to their liquidation preference of $25,000 per share. See "The Offer--Certain Effects of the Offer."

Can the Offer Be Extended and under What Circumstances?

     o The Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied. See "The Offer--Extension of Tender Period; Termination; Amendment."

How Will I Be Notified if the Offer is Extended?

     o If the Fund decides to extend the Offer, the Fund will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Eastern time, on the business day after the day on which the Offer was scheduled to expire. See "The Offer--Extension of Tender Period; Termination; Amendment."

Who Can I Talk to if I Have Questions about the Offer?

     o You can call The Altman Group, Inc., the information agent for the Offer (the "Information Agent"), at (212) 400-2605.

To the AMPS Shareholders (as defined below):


INTRODUCTION

         First Trust/Four Corners Senior Floating Rate Income Fund II, a Massachusetts business trust (the "Fund"), hereby offers to purchase for cash up to 100% of its (i) 1,600 outstanding Auction Market Preferred Shares, Series A ("Series A AMPS Shares") and (ii) 1,600 outstanding Auction Market Preferred Shares, Series B ("Series B AMPS Shares"), each with a liquidation preference of $25,000 and a par value of $0.01 per share (collectively, the "AMPS Shares"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer"). The price to be paid for the AMPS Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus any unpaid dividends accrued through the Expiration Date (the "Per Share Purchase Amount").

         The Offer is being extended to all holders of AMPS Shares ("Shareholders" or "AMPS Shareholders") of the Fund and is conditioned upon obtaining the financing under the Fund's existing credit facility and certain other conditions. The Offer is not conditioned upon any minimum number of AMPS Shares being tendered. See "The Offer--Conditions to the Offer."

         Neither the Fund nor its Board of Trustees (the "Board") is making any recommendation to any Shareholder whether to tender or refrain from tendering AMPS Shares in the Offer. Each Shareholder is urged to read and evaluate the Offer carefully and to consult with its own tax and financial advisors as to whether to participate in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or the Board.

         You will not be obligated to pay brokerage fees, commissions or, except as set forth in "The Offer--Terms of the Offer; Expiration Date," stock transfer taxes on the sale of AMPS Shares pursuant to the Offer. However, if you own your AMPS Shares through a broker or other nominee, and your broker tenders your AMPS Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. The Fund will pay all charges and expenses of Deutsche Bank Trust Company Americas (the "Depositary") and The Altman Group, Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer--Fees and Expenses." You may be subject to federal income tax on the receipt of cash for AMPS Shares purchased by the Fund pursuant to the Offer. In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal, you may be subject to required backup federal income tax withholding of 28% of the gross proceeds payable to you pursuant to the Offer, and certain non-U.S. Shareholders may be subject to a 30% income tax withholding. See "The Offer--Material Tax Considerations."

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

         If you do not wish to tender your AMPS Shares, you need not take any action.


THE OFFER

1.       Terms of the Offer; Expiration Date

         Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment and pay cash for up to 100% of the Fund's (i) 1,600 Series A AMPS Shares, and (ii) 1,600 Series B AMPS Shares outstanding. The Fund reserves the right to extend the Offer to a later Expiration Date (as defined below). The price to be paid for each of the AMPS Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus any unpaid dividends accrued to the Expiration Date. Shareholders tendering AMPS Shares shall be entitled to receive all dividends accrued on or before the Expiration Date, but not yet paid on AMPS Shares tendered pursuant to the Offer. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Series A AMPS Shares and the Series B AMPS Shares. Under no circumstances will interest be paid on the tender price for tendered AMPS Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such AMPS Shares.

         The Fund will, upon the terms and conditions of the Offer, purchase all AMPS Shares validly tendered and not withdrawn on or before the Expiration Date (as defined below). The Fund may determine not to purchase any AMPS Shares because one or more conditions described in the section "The Offer--Conditions to the Offer" of this Offer are not met.

         "Expiration Date" means 5:00 P.M., Eastern time, on Monday, September 28, 2009, unless the Fund extends the period of time for which the Offer is open, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

         Except as described herein, withdrawal rights expire on the Expiration Date. The Fund does not contemplate extending the Offer.

         The Offer is being made to all AMPS Shareholders and is subject to obtaining the financing under the Fund's existing credit facility and certain other conditions. The Offer is not subject to any minimum number of AMPS Shares being tendered in the Offer.
See "The Offer--Conditions to the Offer."

         The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., Eastern time, on the next business day after the then-scheduled Expiration Date.

The Fund cannot assure you, however, that the Fund will exercise its right to extend the Offer. During any extension, all AMPS Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering AMPS Shareholder to withdraw its AMPS Shares.

         If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)
(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During the extension, all AMPS Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw its AMPS Shares.

         Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the then-scheduled Expiration Date.

         Tendering AMPS Shareholders will not be obligated to pay transfer taxes on the purchase of AMPS Shares by the Fund, except as set forth below. If payment of the purchase price is to be made to, or AMPS Shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of AMPS Shares to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

         There are 1,600 Series A AMPS Shares and 1,600 Series B AMPS Shares outstanding.

         The Fund has been advised that no Trustees or officers of the Fund are holders of AMPS Shares and therefore no Trustee or officer will tender any AMPS Shares pursuant to the Offer. Beneficial ownership of the Fund's common shares by the Trustees and officers of the Fund is described below. See "The Offer--Interest of Trustees and Executive Officers."

         When considering whether to tender AMPS Shares, Shareholders should be aware that the payment received pursuant to this Offer will be less than the amount that Shareholders would be entitled to receive upon a redemption of such AMPS Shares under the terms of the AMPS Shares or upon a liquidation of the Fund.

2.       Extension of Tender Period; Termination; Amendment

         The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the Fund does not expect the Per Share Purchase Amount to change. During any such extension, all AMPS Shares previously tendered and not purchased or withdrawn will remain subject to this Offer to

Purchase. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any AMPS Shares or, subject to applicable law, postpone payment for AMPS Shares upon the occurrence of any of the conditions specified in the section "The Offer--Conditions to the Offer" of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of AMPS Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of any extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

         If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for AMPS Shares, or the Fund decreases the number of AMPS Shares being sought and
(ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.       Acceptance for Payment and Payment

         Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, AMPS Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section "The Offer--Withdrawal Rights" of this Offer to Purchase, promptly after the Expiration Date of the Offer. In addition, the Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for AMPS Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption "The Offer--Plans and Proposals of the Fund; Regulatory Approvals." For a description of the Fund's right to terminate the Offer and not accept for payment or pay for AMPS Shares or to delay acceptance for payment or payment for AMPS Shares, see "The Offer--Extension of Tender Period; Termination; Amendment."

         For purposes of the Offer, the Fund shall be deemed to have accepted for payment tendered AMPS Shares when, as and if the Fund gives oral or written notice of its acceptance to the Depositary. The Fund will pay for AMPS Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you. In all cases, payment for AMPS Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such AMPS Shares into the Depositary's account at the

Book-Entry Transfer Facility (as defined in "The Offer--Procedure for Tendering AMPS Shares"), a properly completed and duly executed Letter of Transmittal and any other required documents. For a description of the procedure for tendering AMPS Shares pursuant to the Offer, see "The Offer--Procedure for Tendering AMPS Shares." AMPS Shares that have been tendered and accepted for payment by the Fund will constitute authorized but unissued preferred shares of the Fund.

         Under no circumstances will the Fund pay interest on the consideration paid for AMPS Shares pursuant to the Offer, regardless of any delay in making such payment. If the Fund increases the consideration to be paid for AMPS Shares pursuant to the Offer, the Fund will pay such increased consideration for all AMPS Shares purchased pursuant to the Offer.

         If any tendered AMPS Shares are not purchased pursuant to the Offer for any reason, or if more AMPS Shares are submitted than are tendered, such unpurchased or untendered AMPS Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

         If the Fund is delayed in its acceptance for payment of, or in its payment for, AMPS Shares, or is unable to accept for payment or pay for AMPS Shares pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered AMPS Shares, and such AMPS Shares may not be withdrawn, unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in the section "The Offer--Withdrawal Rights" of this Offer to Purchase.

         The price to be paid for the AMPS Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus unpaid dividends accrued through the Expiration Date.

         If you own your AMPS Shares through a broker or other nominee, and your broker or nominee tenders your AMPS Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

4.       Procedure for Tendering AMPS Shares

         To tender AMPS Shares pursuant to the Offer, the Depositary must receive at one of its addresses set forth on the back cover of the Offer (i) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (ii) for AMPS Shares held at The Depository Trust Company ("DTC"), delivery of such AMPS Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message (as defined below) if the tendering Shareholder has not delivered a Letter of Transmittal), in each case by the Expiration Date.

         Shareholders having AMPS Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee, should contact such firm if they desire to tender their AMPS Shares.

         If the Letter of Transmittal or any stock or share powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

         Letters of Transmittal must be sent to the Depositary; they should not be sent or delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility (as defined below). Any documents delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

         Book-Entry Delivery. The Depositary has established an account with respect to the AMPS Shares at DTC (the "Book-Entry Transfer Facility") for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of AMPS Shares by causing the Book-Entry Transfer Facility to transfer such AMPS Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of AMPS Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of the Offer by the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the AMPS Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

         Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP) (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered AMPS Shareholder(s) (including, for the purposes of the Offer, any participant in the DTC book-entry transfer facility whose name appears on DTC's security position listing as the owner of the AMPS Shares) of the AMPS Shares tendered pursuant to the Offer, unless such AMPS Shareholder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (ii) such AMPS Shares are tendered for the account of an Eligible Institution.

         Back-up Withholding. Under the federal income tax law, the Depositary will be required to withhold 28% of the amount of any payments made to individuals and certain non-corporate Shareholders pursuant to the Offer. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment.

         Validity. The Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of AMPS Shares, and its determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders of AMPS Shares that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any defect or irregularity in any tender of AMPS Shares. The Fund's interpretation of the terms and conditions of the Offer will be final and binding. Neither the Fund, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

         The tender of AMPS Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the AMPS Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such AMPS Shares complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the AMPS Shares tendered, as specified in the Letter of Transmittal. The Fund's acceptance for payment of AMPS Shares tendered by you pursuant to the Offer will constitute a binding agreement between the Fund and you with respect to such AMPS Shares, upon the terms and subject to the conditions of the Offer.

         By submitting the Letter of Transmittal subject to, and effective upon, acceptance for payment of the AMPS Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such AMPS Shares in accordance with the terms of the Offer, the tendering Shareholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the AMPS Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such AMPS Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such AMPS Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such AMPS Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the

Fund, upon receipt by the Depositary, as the agent of the tendering Shareholder, of the purchase price, (b) present such AMPS Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such AMPS Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such AMPS Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder (and, if given, will not be effective.)

         By submitting the Letter of Transmittal, and in accordance with the terms and conditions of the Offer, the tendering Shareholder also shall be deemed to represent and warrant that: (a) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered AMPS Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such AMPS Shares after the Expiration Date); (b) when and to the extent the Fund accepts the AMPS Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered AMPS Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such AMPS Shares after the Expiration Date); and (d) the tendering Shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

5.       Withdrawal Rights

         You may withdraw tenders of AMPS Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 27, 2009 unless such AMPS Shares are accepted for payment as provided in the Offer. If the Fund extends the period of time during which the Offer is open or is delayed in accepting for payment or paying for AMPS Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may, on its behalf, retain all AMPS Shares tendered, and such AMPS Shares may not be withdrawn except as otherwise provided in this section.

         To withdraw tendered AMPS Shares, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the AMPS Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer, and the notice of withdrawal must specify the name of the person who tendered the AMPS Shares to be withdrawn and the number of AMPS Shares to be withdrawn and the name of the registered AMPS Shareholder, if different from that of the person who tendered such AMPS Shares. If the AMPS Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of AMPS Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such AMPS

Shares. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn AMPS Shares. Withdrawals may not be rescinded, and AMPS Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn AMPS Shares may be re-tendered by again following one of the procedures described in "The Offer--Procedures for Tendering Shares" at any time prior to the Expiration Date.

         The Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Fund's determination shall be final and binding. Neither the Fund, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

         The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6.       Material Tax Considerations

         The following is a discussion of material U.S. federal income tax consequences of the Offer to AMPS Shareholders whose AMPS Shares are tendered and accepted for payment pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to an AMPS Shareholder's particular circumstances or to an AMPS Shareholder subject to special treatment under the U.S. federal income tax law. Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Shareholders holding AMPS Shares as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates. In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders. The discussion assumes that the AMPS Shares tendered are held as "capital assets" within the meaning of Code section 1221.

         AMPS Shareholders should consult their own tax advisor as to the particular U.S. federal income tax consequences to it of participating in the Offer and the applicability and effect of state, local or foreign tax laws.

         The tax treatment of an AMPS Shareholder who tenders AMPS Shares in the Offer will depend on whether such AMPS Shareholder's receipt of cash for AMPS Shares pursuant to the Offer is treated as a sale or exchange of the AMPS Shares or instead as a distribution with respect to the Fund's shares that are actually or constructively owned by the AMPS Shareholder.

         U.S. Holders. As used herein, the term "U.S. Holder" means any AMPS Shareholder that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, (3) any trust the income of which is subject to U.S. federal income taxation regardless of its source or (4) an estate the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons can make all substantial decisions.

         Characterization of the Dividend Distribution. A portion of the payment to the AMPS Shareholders may be designated as a dividend by the Fund. It is likely that any such designated payment will be treated as a dividend for U.S. federal income tax purposes to the extent of the earnings and profits of the Fund.

         Characterization of the Sale of AMPS Shares Pursuant to the Offer. The sale of AMPS Shares by an AMPS Shareholder pursuant to the Offer will be treated as a "sale or exchange" for U.S. federal income tax purposes only if the receipt of cash upon such sale:

                    1. is "substantially disproportionate" with respect to the AMPS Shareholder,

                    2. results in a "complete redemption" of the AMPS Shares owned by the AMPS Shareholder, or

                    3. is "not essentially equivalent to a dividend" with respect to the AMPS Shareholder.

         In determining whether any of the above three tests is satisfied, an AMPS Shareholder must take into account not only stock that it actually owns, but also stock that it constructively owns within the meaning of Code section
318. Further, contemporaneous dispositions or acquisitions of the Fund's stock by a holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

          1. Substantially Disproportionate.

         The purchase of AMPS Shares pursuant to the Offer by the Fund will be substantially disproportionate with respect to a holder if the percentage of the Fund's then outstanding stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the Fund's stock owned by the holder determined immediately before the purchase. In no event will a purchase of AMPS Shares be substantially disproportionate with respect to a holder that owns 50% or more of the Fund's combined voting power after the conclusion of the Offer.

          2. Complete Redemption.

         The purchase of AMPS Shares pursuant to the Offer will result in a complete redemption of a holder's equity interest if (i) all of the Fund's stock actually owned by the holder is sold pursuant to the Offer, (ii) all of the

Fund's stock constructively owned by the holder, is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the holder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund's stock that otherwise would be considered as constructively owned by the holder and (iii) after the AMPS Shares are sold the holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund's stock. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

          3. Not Essentially Equivalent to a Dividend.

         The purchase of AMPS Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the holder's proportionate interest in the Fund's stock as a result of the Fund's purchase of AMPS Shares constitutes a "meaningful reduction" of the holder's interest. Whether the receipt of cash by a holder who sells AMPS Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the holder's particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held entity (such as the Fund) is minimal and who exercises no control over the entity's business should constitute a meaningful reduction. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

         Assuming any of the above three tests is satisfied with respect to a sale of AMPS Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the AMPS Shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the AMPS Shares sold were held for more than one year. Capital loss can generally only be used to offset capital gain. Under current law, long-term capital gain of a U.S. individual is subject to a maximum 15% U.S. federal income tax rate.

         If none of the three tests is satisfied with respect to a sale of AMPS Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder's stock in an amount equal to the cash it receives pursuant to the Offer. The distribution, in form, will likely be treated as a taxable ordinary income dividend, although it is possible that the distribution could be treated as a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Current law imposes a maximum 15% U.S. federal income tax rate with respect to "qualified dividend income" of U.S. individuals. However, the Fund's dividends will only be treated as qualified dividend income to the extent of dividends that the Fund receives on stock of most U.S. and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions. Dividends paid by real estate investment trusts ("REITs"), and dividends paid by a regulated investment company that are attributable to dividends received from REITs, generally are not "qualified dividend income." Thus, all or a portion of any amount that a U.S. Holder receives from the Fund in connection with the Offer that is treated as a dividend may not constitute qualified dividend income eligible for the reduced 15% U.S. federal income tax rate. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund's current or accumulated earnings and profits will reduce the U.S. Holder's tax basis in its AMPS Shares until that basis is brought to zero and then as gain from the sale or exchange of such AMPS Shares. Any basis of a U.S. Holder in AMPS Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund's stock.

         Foreign Holders. As used herein, the term "Foreign Holder" means any holder other than a U.S. Holder. The following discussion does not address the U.S. federal income tax consequences to Foreign Holders that beneficially held more than 5 percent of the Fund's stock at any time. Any such Foreign Holder should consult their own tax advisor regarding the U.S. federal income tax consequences of the Offer. Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to U.S. federal income tax on gains realized on the sale of AMPS Shares pursuant to the Offer unless (i) the gain is effectively connected with the Foreign Holder's conduct of trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

         To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, it will be subject to a 30% U.S. withholding tax, which the Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder's country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable forms, that such Foreign Holder qualifies for benefits under such treaty. In lieu of the 30% withholding tax, a Foreign Holder will be subject to U.S. federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder's conduct of a trade or business within the United States.

         Foreign Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax law.

         Backup Withholding. Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number ("TIN"), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

         If the Fund is not provided with the correct TIN or an adequate basis for exemption, a U.S. Holder may be subject to backup withholding at a rate of 28% imposed on the gross proceeds received in the Offer (regardless of the amount of gain, or loss, the holder may realize from the proceeds). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

         This tax discussion is included for general information. The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the holder. No information is provided as to the state, local or foreign tax consequences of the Offer. Holders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering AMPS Shares under the Offer and the effect of the constructive ownership rules mentioned above.

7.       Price Range of AMPS Shares; Dividends

         The Fund's AMPS Shares are not listed and do not trade on any securities exchange. Therefore, no trading market for the AMPS Shares has been established and no price history is available.

         The Fund issued the AMPS Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objectives. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the holders of its common shares by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage costs, typically over the long term.

         Under market conditions as they existed prior to the first quarter of 2008, dividend rates on the AMPS Shares for each rate period (currently the rate period is seven days for Series A AMPS Shares and 28 days for Series B AMPS Shares) were set at the applicable market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy AMPS Shares, and AMPS Shareholders, who sought to sell their AMPS Shares. The auctions functioned in a manner such that AMPS Shareholders desiring to sell AMPS Shares in the auction would receive the liquidation preference per share. The terms of the AMPS Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the dividend payment rate over the next dividend period is set at a specified maximum applicable rate (the "Maximum Rate"). In a failed auction, AMPS Shareholders who desire to sell their AMPS Shares are unable to do so and instead will continue to hold their AMPS Shares. A failed auction is not a default under the terms of the AMPS Shares. In the case of a failed auction, the Fund continues to pay dividends, but at the specified Maximum Rate rather than at a market clearing rate. The Maximum Rate is dependent on the credit rating assigned to the AMPS Shares. The Maximum Rate is the greater of (i) the Applicable Percentage of the Reference Rate or (ii) the Applicable Spread plus the Reference Rate. Based on the then current credit rating, the Applicable Percentage ranges from 125% to 300% and the Applicable Spread from 125 basis points to 300 basis points. The Reference Rate is typically the applicable LIBOR rate as the rate periods are usually less than 365 days for the AMPS Shares but may be the applicable Treasury Index rate for a rate period of 365 days or more. As of August 26, 2009, the date of the beginning of the most recent rate periods, the Maximum Rate was 1.506% for the Series A AMPS Shares and 1.514% for the Series B AMPS Shares.

         Prior to the first quarter of 2008, the Maximum Rate had never been triggered with respect to either the Series A AMPS Shares or the Series B AMPS Shares. Consistent with patterns in the broader market for auction rate securities, beginning in the first quarter of 2008, each auction of the AMPS Shares has failed to establish a market clearing rate, the Maximum Rate has been triggered and AMPS Shareholders attempting to sell their AMPS Shares through such auctions have been unsuccessful.

         The auction markets for auction rate securities like the AMPS Shares are not currently functioning normally, and the Fund believes that such auction markets are unlikely to return to normalcy. The Fund also believes that no established secondary market for auction rate securities such as the AMPS Shares exists today.

         Dividends have been paid on the AMPS Shares generally every seven days for Series A AMPS Shares and every 28 days for Series B AMPS Shares since their issuance in an amount per share equal to a rate per-annum set at an auction, or in the event of a failed auction, at the Maximum Rate. The applicable rate per annum applied to determine the dividend for each dividend period during the last two years for the AMPS Shares was as follows:

                                               Series A AMPS Shares
        Series A AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
               8/25/09                                 1.506
               8/18/09                                 1.51
               8/11/09                                 1.513
               8/4/09                                  1.509
               7/28/09                                 1.512
               7/21/09                                 1.514
               7/14/09                                 1.519
               7/7/09                                  1.534
               6/30/09                                 1.542
               6/23/09                                 1.545
               6/16/09                                 1.538
               6/9/09                                  1.541
               6/2/09                                  1.544
               5/26/09                                 1.532
               5/19/09                                 1.531
               5/12/09                                 1.551
               5/5/09                                  1.581
               4/28/09                                 1.571
               4/21/09                                 1.584
               4/14/09                                 1.619
               4/7/09                                  1.634
               3/31/09                                 1.689

                                               Series A AMPS Shares
        Series A AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
               3/24/09                                 1.685
               3/17/09                                 1.659
               3/10/09                                 1.653
               3/3/09                                  1.625
               2/24/09                                 1.614
               2/17/09                                 1.609
               2/10/09                                 1.604
               2/3/09                                  1.591
               1/27/09                                 1.56
               1/20/09                                 1.493
               1/13/09                                 1.497
               1/6/09                                  1.54
              12/30/08                                 1.699
              12/23/08                                 1.515
              12/16/08                                 1.57
               12/9/08                                 1.988
               12/2/08                                 2.456
              11/25/08                                 2.337
              11/18/08                                 2.169
              11/10/08                                 2.113
               11/4/08                                 2.294
              10/28/08                                 3.389
              10/21/08                                 3.969
              10/14/08                                 5.938
               10/7/08                                 5.188
               9/30/08                                 5.144
               9/23/08                                 5.081
               9/16/08                                 3.744
               9/9/08                                  3.614
               9/2/08                                  3.656
               8/26/08                                 3.668
               8/19/08                                 3.645
               8/12/08                                 3.651
               8/5/08                                  3.661
               7/29/08                                 3.679
               7/22/08                                 3.616
               7/15/08                                 3.655
               7/8/08                                  3.699
               7/1/08                                  3.706
               6/24/08                                 3.949
               6/17/08                                 3.554
               6/10/08                                 3.569

                                               Series A AMPS Shares
        Series A AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
               6/3/08                                  3.671
               5/27/08                                 3.544
               5/20/08                                 3.636
               5/13/08                                 3.65
               5/6/08                                  3.855
               4/29/08                                 3.958
               4/22/08                                 4.083
               4/15/08                                 3.976
               4/8/08                                  4.071
               4/1/08                                  4.241
               3/25/08                                 4.085
               3/18/08                                 3.88
               3/11/08                                 4.293
               3/4/08                                  4.384
               2/26/08                                 4.391
               2/19/08                                 4.389
               2/12/08                                 4.35
               2/5/08                                   4.2
               1/29/08                                  4.4
               1/22/08                                  4.8
               1/15/08                                 4.85
               1/8/08                                   5.3
              12/31/07                                  5.5
              12/24/07                                 5.75
              12/18/07                                  5.6
              12/11/07                                 5.55
               12/4/07                                  5.5
              11/27/07                                  5.3
              11/20/07                                 5.12
              11/13/07                                 5.02
               11/6/07                                  5.1
              10/30/07                                  5.1
              10/23/07                                  5.1
              10/16/07                                 5.05
               10/9/07                                 5.45
               10/2/07                                  5.8
               9/25/07                                   6
               9/18/07                                 6.05
               9/11/07                                   6
               9/4/07                                  6.25
               8/28/07                                  6.1
               8/21/07                                 6.25

                                               Series A AMPS Shares
        Series A AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
               8/14/07                                 5.56
               8/7/07                                   5.2
               7/31/07                                 5.15
               7/24/07                                 5.15
               7/17/07                                  5.1
               7/10/07                                 5.14
               7/3/07                                   5.2
               6/26/07                                 5.25
               6/19/07                                 5.05
               6/12/07                                 5.05
               6/5/07                                  5.08
               5/29/07                                  5.1
               5/22/07                                 5.005
               5/15/07                                 5.15
               5/8/07                                  5.21
               5/1/07                                  5.22
               4/24/07                                 5.199
               4/17/07                                 5.25
               4/10/07                                  5.2
               4/3/07                                  5.14
               3/27/07                                 5.31
               3/20/07                                 5.15
               3/13/07                                 5.05
               3/6/07                                  5.02
               2/27/07                                 5.02
               2/20/07                                 5.02
               2/13/07                                 4.98
               2/6/07                                    5
               1/30/07                                 4.95
               1/23/07                                   5
               1/16/07                                 5.05
               1/9/07                                   5.1
               1/3/07                                   5.2
              12/26/06                                  5.3
              12/19/06                                 5.25
              12/12/06                                  5.1
               12/5/06                                  5.1
              11/28/06                                  5.1
              11/21/06                                   5
              11/14/06                                  5.1
               11/7/06                                  5.1
              10/31/06                                 5.15

                                               Series A AMPS Shares
        Series A AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
              10/24/06                                  5.1
              10/17/06                                 5.05
              10/10/06                                 5.08
               10/3/06                                 5.04
               9/26/06                                  5.1
               9/19/06                                 5.12
               9/12/06                                 5.14
               9/5/06                                  5.15
               8/29/06                                 5.13
               8/22/06                                  5.1
               8/15/06                                 5.07
               8/8/06                                   5.1
               8/1/06                                  5.12
               7/25/06                                 5.09
               7/18/06                                 5.05
               7/11/06                                   5
               7/3/06                                    5
               6/27/06                                 5.21
               6/20/06                                  4.9
               6/13/06                                  4.8
               6/6/06                                   4.8
               5/30/06                                  4.8
               5/23/06                                 4.65
               5/16/06                                 4.78
               5/9/06                                  4.82
               5/2/06                                   4.7
               4/25/06                                  4.7
               4/18/06                                 4.72
               4/11/06                                  4.7
               4/4/06                                  4.68
               3/28/06                                 4.65
               3/21/06                                 4.42
               3/14/06                                 4.38
               3/7/06                                   4.4
               2/28/06                                 4.35
               2/21/06                                 4.16
               2/14/06                                 4.37
               2/7/06                                  4.35
               1/31/06                                 4.27
               1/24/06                                  4.1
               1/17/06                                 4.14
               1/10/06                                 4.15

                                               Series A AMPS Shares
        Series A AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
               1/3/06                                  4.15
              12/27/05                                 4.38
              12/20/05                                 4.25
              12/13/05                                  4.1
               12/6/05                                 3.95
              11/29/05                                 3.95
              11/22/05                                  3.9
              11/15/05                                  3.9
               11/8/05                                 3.94
               11/1/05                                  3.9
              10/25/05                                 3.65
              10/18/05                                 3.599
              10/11/05                                 3.63
               10/4/05                                 3.74
               9/27/05                                 3.85
               9/20/05                                 3.65
               9/13/05                                 3.52
               9/6/05                                   3.5
               8/30/05                                 3.55
               8/23/05                                  3.3
               8/16/05                                  3.3
               8/9/05                                  3.04
               8/2/05                                  3.25
               7/26/05                                 3.18
               7/19/05                                 3.16
               7/12/05                                  3.2
               7/5/05                                  3.32
               6/28/05                                 3.45
               6/21/05                                 3.05
               6/14/05                                 3.02
               6/7/05                                  3.05
               5/31/05                                 3.05
               5/24/05                                 3.04
               5/17/05                                 3.05
               5/10/05                                  3.1
               5/3/05                                  3.17
               4/26/05                                 3.08
               4/19/05                                  3.1
               4/12/05                                   3
               4/5/05                                   3.3
               3/29/05                                 3.16
               3/22/05                                 2.95

                                               Series A AMPS Shares
        Series A AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
               3/15/05                                 2.98
               3/8/05                                  2.85
               3/1/05                                   2.6
               2/22/05                                 2.55
               2/15/05                                 2.54
               2/8/05                                  2.53
               2/1/05                                  2.55
               1/25/05                                  2.3
               1/18/05                                 2.25
               1/11/05                                 2.25
               1/4/05                                   2.5
              12/28/04                                  2.8
              12/21/04                                  2.4
              12/14/04                                 2.25
               12/7/04                                 2.12
              11/30/04                                  2.1
              11/23/04                                 2.05
              11/16/04                                 2.07
               11/9/04                                   2
               11/2/04                                 1.95
              10/26/04                                  1.9
              10/19/04                                 1.85
              10/12/04                                 1.88
               10/5/04                                 1.88
               9/28/04                                  1.9
               9/21/04                                 1.95



                                               Series B AMPS Shares
        Series B AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
               8/25/09                                 1.514
               7/28/09                                 1.538
               6/30/09                                 1.559
               6/2/09                                  1.57
               5/5/09                                  1.664
               4/7/09                                  1.726
               3/10/09                                 1.814
               2/10/09                                 1.697
               1/13/09                                 1.593
              12/16/08                                 2.211

                                               Series B AMPS Shares
        Series B AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
              11/18/08                                 2.724
              10/21/08                                 5.001
               9/23/08                                 4.426
               8/26/08                                 3.722
               7/29/08                                 3.713
               7/1/08                                  3.713
               6/3/08                                  3.706
               5/6/08                                  3.948
               4/8/08                                  3.972
               3/11/08                                 4.14
               2/12/08                                 4.35
               1/15/08                                  4.9
              12/18/07                                  6.1
              11/20/07                                 5.25
              10/23/07                                  5.3
               9/25/07                                 6.05
               8/28/07                                  6.5
               7/31/07                                 5.25
               7/3/07                                  5.25
               6/5/07                                  5.29
               5/8/07                                  5.25
               4/10/07                                  5.3
               3/13/07                                 5.25
               2/13/07                                 5.25
               1/16/07                                 5.25
              12/19/06                                 5.25
              11/21/06                                 5.28
              10/24/06                                  5.3
               9/26/06                                 5.25
               8/29/06                                  5.2
               8/1/06                                  5.31
               7/3/06                                  5.15
               6/6/06                                    5
               5/9/06                                  4.98
               4/11/06                                  4.8
               3/14/06                                  4.6
               2/14/06                                  4.5
               1/17/06                                 4.35
              12/20/05                                 4.37
              11/22/05                                  4.1
              10/25/05                                 3.94
               9/27/05                                 3.84

                                               Series B AMPS Shares
        Series B AMPS Shares                 Interest Rate per Annum
         Dividend Reset Date            for Applicable Dividend Period (%)
               8/30/05                                 3.61
               8/2/05                                  3.48
               7/5/05                                  3.32
               6/7/05                                   3.2
               5/10/05                                 3.18
               4/12/05                                 3.28
               3/15/05                                 3.049
               2/15/05                                 2.58
               1/18/05                                 2.45
              12/21/04                                 2.45
              11/23/04                                  2.2
              10/26/04                                 1.98
               9/28/04                                  1.9



         The terms of the Offer provide that Shareholders tendering AMPS Shares are entitled to receive all dividends accrued on the AMPS Shares on or before the Expiration Date, but not yet paid. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Series A AMPS Shares and the Series B AMPS Shares. The amount and frequency of dividends in the future will be set at an auction according to the terms of the AMPS Shares or, if the auction is a failed auction, at the Maximum Rate described above or as otherwise provided pursuant to the terms of the AMPS Shares.

8.       Certain Information Concerning the Fund

         The Fund's principal executive offices are located at 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187, telephone: (800) 621-1675.

         Available Information about the Fund. The Fund is a closed-end investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act") and is subject to the informational requirements of the Exchange Act and in accordance therewith files annual and semi-annual reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund's Trustees and officers, their remuneration, the principal holders of the Fund's securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street,

N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC's web site (http://www.sec.gov).

         Except as otherwise stated in the Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

         Agreements Involving the Fund. First Trust Advisors L.P. ("First Trust Advisors") acts as the investment adviser to the Fund pursuant to an investment management agreement. Four Corners Capital Management, LLC ("Four Corners") acts as a sub-adviser to the Fund pursuant to a Sub-Advisory Agreement with First Trust Advisors and the Fund. The Fund pays advisory fees to First Trust Advisors and out of its advisory fee, First Trust Advisors pays the sub-advisory fees.

         The Fund is a party to the Credit Facility (as defined and discussed below). The Fund also is a party to certain other service agreements. Deutsche Bank Trust Company Americas serves as the Fund's transfer agent, registrar, and dividend paying agent with respect to the AMPS Shares and, with respect to the Offer, as Depositary. The custodian of the assets of the Fund is PFPC Trust Company. PNC Global Investment Servicing (U.S.) Inc., formerly known as PFPC Inc., serves as transfer, shareholder services and dividend paying agent with respect to the common shares of the Fund and also provides certain administrative and accounting services to the Fund.

9.       Source and Amount of Funds

         If 100% of the outstanding AMPS Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $77.6 million plus any unpaid dividends accrued through the Expiration Date.

         The Fund intends to borrow under its existing Revolving Credit and Security Agreement, dated as of August 2, 2004, as amended (the "Credit Facility"), with various lenders and Citicorp North America, Inc., as agent, and, if necessary, to use cash on hand or the sale of portfolio securities to pay a portion of the purchase price for AMPS Shares tendered. The Credit Facility has an expiration date of May 13, 2010 and is subject to renewal on an annual basis. The total commitment under the Credit Facility is $150,000,000. On August 25, 2009, the amount outstanding was $26,000,000. The loans under the Credit Facility bear interest at a rate per annum determined separately based upon the Lender's funding source for the loan. The applicable interest rate under the Credit Facility as of the date hereof is 0.45% plus a program fee of 1.50% on the outstanding balance. Based on information provided by First Trust Advisors, the Board believes that the Fund has monies, either through borrowings, as cash or through the sale of portfolio securities, to purchase the AMPS Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board, there are insufficient funds to pay for tendered AMPS Shares, the Fund may terminate the Offer. See "The Offer--Conditions to the Offer."

         The Fund intends to borrow pursuant to the Credit Facility to make payments under the Offer for tendered AMPS Shares. The Fund intends to refinance such borrowings when the Credit Facility expires. If, at that time, the Fund cannot refinance the Credit Facility, the Fund will sell portfolio securities to decrease its leveraged position and repay amounts outstanding under the Credit Facility.

10.      Interest of Trustees and Executive Officers

         The business address of the Trustees ("Trustees") and executive officers of the Fund is 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187. As of the date hereof, the Trustees and executive officers of the Fund did not beneficially own any AMPS Shares. However, the following table lists each Trustee and officer of the Fund and the number of common shares of the Fund owned as of July 31, 2009:

--------------------------------------------------------------------------------------------------------------------------
                                                     INTERESTED TRUSTEE
--------------------------------------------------------------------------------------------------------------------------
             NAME                          POSITION(S) HELD                NUMBER OF COMMON       NUMBER OF AMPS SHARES
                                            WITH THE FUND                     SHARES HELD                  HELD
------------------------------- --------------------------------------- ------------------------ -------------------------
James A. Bowen*                 President, Chairman of the Board,                1,000                      0
                                Chief Executive Officer and Trustee
--------------------------------------------------------------------------------------------------------------------------
                                                    INDEPENDENT TRUSTEES
--------------------------------------------------------------------------------------------------------------------------
Richard E. Erickson*            Trustee                                           266                       0
------------------------------- --------------------------------------- ------------------------ -------------------------
Thomas R. Kadlec*               Trustee                                           600                       0
------------------------------- --------------------------------------- ------------------------ -------------------------
Robert F. Keith*                Trustee                                            0                        0
------------------------------- --------------------------------------- ------------------------ -------------------------
Niel B. Nielson*                Trustee                                           254                       0
--------------------------------------------------------------------------------------------------------------------------
                                                    OFFICERS OF THE FUND
--------------------------------------------------------------------------------------------------------------------------
Mark R. Bradley*                Treasurer, Controller, Chief                       0                        0
                                Financial Officer and Chief
                                Accounting Officer
------------------------------- --------------------------------------- ------------------------ -------------------------
Erin E. Chapman*                Assistant Secretary                                0                        0
------------------------------- --------------------------------------- ------------------------ -------------------------
James M. Dykas*                 Assistant Treasurer                                0                        0
------------------------------- --------------------------------------- ------------------------ -------------------------
Christopher R. Fallow*          Assistant Vice President                           0                        0
------------------------------- --------------------------------------- ------------------------ -------------------------
W. Scott Jardine*               Secretary and Chief Compliance                     0                        0
                                Officer ("CCO")
------------------------------- --------------------------------------- ------------------------ -------------------------
Daniel J. Lindquist*            Vice President                                     0                        0
------------------------------- --------------------------------------- ------------------------ -------------------------
Coleen D. Lynch*                Assistant Vice President                           0                        0
------------------------------- --------------------------------------- ------------------------ -------------------------
Kristi A. Maher*                Assistant Secretary                                0                        0
------------------------------- --------------------------------------- ------------------------ -------------------------

* The business address of the Interested Trustee and each Independent Trustee and officer is c/o First Trust Advisors L.P., 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187, and the business telephone number of each is (800) 621-1675.

         Based upon the Fund's records and upon information provided to the Fund by its Trustees and executive officers, neither the Fund nor, to the best of the Fund's knowledge, any of the Trustees or executive officers of the Fund, has effected any transactions in the AMPS Shares during the sixty business day period prior to the date hereof.

         Except as set forth in this Offer to Purchase or filed as an Exhibit to the Schedule TO of which this Offer to Purchase is a part, to the best of the Fund's knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund's executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.      Certain Effects of the Offer

         Purchase Price in the Offer is Less than Liquidation Preference. The Per Share Purchase Amount reflects a 3% discount to the liquidation preference of $25,000 per AMPS Share. As a result, AMPS Shareholders who tender their shares for purchase by the Fund pursuant to the Offer will realize less than they are entitled to receive upon a liquidation of the Fund. In addition, in the event the Fund were to effect a redemption of the AMPS Shares pursuant to their terms, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference of the AMPS Shares to be redeemed (plus accrued dividends). The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any AMPS Shares that remain outstanding after the Offer, including a redemption of such AMPS Shares.

         Risk of Fund's Inability to Refinance the Credit Facility. The leverage represented by the AMPS Shares is perpetual in that the AMPS Shares have no fixed repayment date and may remain outstanding indefinitely. In contrast, the leverage represented by borrowings under the Credit Facility must be renewed on an annual basis. All borrowings under the Credit Facility must be repaid on or prior to May 13, 2010, unless the Credit Facility is renewed or an acceptable means of refinancing the outstanding borrowings under the Credit Facility is available. If the Fund is unable to renew or refinance such borrowings, the Fund will be forced to "delever" (i.e., sell assets and use the proceeds of such sales to repay such borrowings). Such event could have negative consequences for the Fund, including the Fund selling investments at a loss, negative tax consequences to the Fund or its shareholders and reducing the return to common shareholders of the Fund. The recent economic downturn has resulted in a decrease in the amount of credit available to borrowers such as the Fund.

         Cost of Leverage Could Increase. Historically, the Fund has utilized the AMPS Shares as its primary form of leverage. Until the first quarter of 2008, the rate paid on the AMPS Shares was determined pursuant to an auction process. Traditionally, this auction process generally resulted in the Fund paying a cost of leverage that was often lower, on a relative basis, than other forms of leverage, including debt financing. As a result of the proposed change in the form of primary leverage for the Fund, the Fund may incur higher leverage costs than if the AMPS Shares remained outstanding.

         The 1940 Act Imposes Different Leverage Tests on Borrowings than on Preferred Stock. Under the provisions of the 1940 Act, the Fund, immediately after any borrowings constituting indebtedness, must have an "asset coverage" of at least 300% (i.e., the indebtedness may not exceed 33-1/3% of the managed assets after borrowings). With respect to such borrowings, asset coverage means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities (as defined in the 1940
Act), bears to the aggregate amount of such borrowings represented by senior securities issued by the Fund. With respect to leverage consisting of preferred shares, however, the 1940 Act provides that the Fund is not permitted to issue preferred shares unless immediately after such issuance the value of the Fund's managed assets is at least 200% of the liquidation value of the outstanding preferred shares (i.e., the liquidation value of outstanding preferred shares may not exceed 50% of the Fund's managed assets). As a result, the Fund may be required to utilize less leverage in the future than would otherwise be the case.

         Effect on NAV. To pay the aggregate purchase price of AMPS Shares accepted for payment pursuant to the Offer, the Fund anticipates using borrowings under the Credit Facility and, if necessary, may also use cash on hand or may sell portfolio securities to pay a portion of the purchase price for AMPS Shares tendered.

         If the Fund is required to sell portfolio securities to raise cash to help finance the Offer, the Fund will incur brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the amount of assets remaining for the benefit of non-tendering Shareholders may decline.

         Shareholders should note that the Offer is expected to result in accretion to the NAV of the Fund's common shares following the Offer, due to the fact that the tender price would represent a 3% discount to the liquidation preference of the AMPS Shares. The price to be paid in the Offer represents a discount to the amount of the liquidation preference of $25,000 for each of the AMPS Shares, which is the amount an AMPS Shareholder would be entitled to receive, after payment of the Fund's liabilities, in the event of a liquidation of the Fund (to the extent assets are available). In addition, the price to be paid in the Offer represents a discount to the amount payable upon a redemption of the AMPS Shares pursuant to their terms.

         The Fund may sell portfolio securities during the pendency of the Offer to raise a small portion of the cash for the purchase of AMPS Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This cash position may earn a return less than that applicable to the other assets of the Fund.

         The Fund is required by law to pay for tendered AMPS Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund

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will not know the number of AMPS Shares tendered until the Expiration Date, the
Fund will not know until the Expiration Date the amount of cash required to pay for such AMPS Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all AMPS Shares tendered, it may extend the Offer to allow additional time to raise sufficient cash.

         Lack of Market for AMPS Shares. The actual number of AMPS Shares outstanding subsequent to completion of the Offer will depend on the number of AMPS Shares tendered and purchased in the Offer. Any AMPS Shares not tendered pursuant to this Offer will remain outstanding. The AMPS Shares are perpetual preferred shares and will remain issued and outstanding until repurchased or redeemed by the Fund. Although it has no current plan to do so, if the Fund were to redeem the AMPS Shares in accordance with their terms, it would be required to pay the full liquidation preference of $25,000 per share plus accrued dividends to the date of redemption. As mentioned previously, there have not been sufficient clearing bids in recent auctions to effect transfers of the AMPS Shares and there can be no guarantee that there will be future liquidity for the AMPS Shares. In making any decision as to whether to effect a redemption of any AMPS Shares remaining outstanding following the consummation of the Offer, the Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the dividend rate on the AMPS Shares and such other factors as the Fund deems relevant.

         AMPS Shares the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of The New York Stock Exchange ("NYSE") or any other securities exchange on which the common shares of the Fund may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund's business.

         Recognition of Gains/Losses. As noted, the Fund may be required to sell portfolio securities to finance the purchase of AMPS Shares tendered pursuant to the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund's fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates. This could adversely affect the Fund's performance.

         Tax Consequences of Purchase to Shareholders. The Fund's purchase of tendered AMPS Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See "The Offer--Material Tax Considerations."

12.      Purpose of the Offer

         The Fund issued the AMPS Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objectives. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the holders of its common shares by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage costs, typically over the long term.

         Under market conditions as they existed prior to the first quarter of 2008, dividend rates on the AMPS Shares for each rate period were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy AMPS Shares, and holders of AMPS Shares, who sought to sell their AMPS Shares. The terms of the AMPS Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the dividend payment rate over the next dividend period is set at the "Maximum Rate" and holders will continue to hold their AMPS Shares. As a result, in a failed auction, holders of AMPS Shares who desire to sell their AMPS Shares are unable to do so. A failed auction is not a default under the terms of the AMPS Shares. In the case of a failed auction, the Fund continues to pay dividends, but at the specified Maximum Rate rather than at a market clearing rate.

         Prior to the first quarter of 2008, the Maximum Rate had never been triggered. Consistent with patterns in the broader market for auction rate securities, beginning in the first quarter of 2008, each auction of the AMPS Shares has failed to establish a market clearing rate, the Maximum Rate has been triggered and holders attempting to sell their AMPS Shares through such auctions have been unsuccessful.

         The auction markets for auction rate securities like the AMPS Shares are not currently functioning normally, and the Fund believes that such auction markets are unlikely to return to normalcy. The Fund also believes that no established secondary market for auction rate securities exists today. The Fund is conducting the Offer to offer liquidity to holders of AMPS Shares.

         Neither the Fund nor the Board makes any recommendation to any Shareholder as to whether to tender or refrain from tendering any or all of such Shareholder's AMPS Shares and has not authorized any person to make any such recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender AMPS Shares and, if so, how many AMPS Shares to tender.

 13.     Conditions to the Offer

         Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund's right to extend and amend the Offer at any time in its sole discretion, the Fund shall not be required to accept for repurchase or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or payment for any tendered AMPS Shares, if, in the Board's judgment:

         (a) the Fund is not able to borrow sufficient funds under the Credit Facility to purchase AMPS Shares tendered pursuant to the Offer;

         (b) consummation of the Offer would jeopardize the Fund's status as a regulated investment company under the Code;

         (c) the Fund is not able to liquidate sufficient amounts of portfolio securities of the Fund for purposes of conducting the Offer in an orderly manner and consistent with the Fund's investment objectives;

         (d) the Offer would result in a failure to comply with the applicable asset coverage requirements of applicable law, the Credit Facility or any new senior securities that may be issued and outstanding;

         (e) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any AMPS Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer or otherwise directly or indirectly adversely affects the Offer or the Fund;

         (f) there shall have occurred or the completion of the Offer would result in (i) the delisting of the common shares of the Fund from any national securities exchange on which such common shares are currently listed; (ii) any general suspension of trading in or limitation on prices for securities on the NYSE, the NYSE Amex, any other exchange on which the AMPS Shares are traded or any exchange on which portfolio securities held by the Fund are traded; (iii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal, state or local authorities or any suspension of payment material to the Fund by banks in the United States or any other jurisdiction; (iv) any limitation having a material adverse effect on the Fund or the issuers of its portfolio securities that is imposed by U.S. federal, state or local authorities, with respect to the extension of credit by lending institutions; (v) the commencement or escalation of war, armed hostilities, terrorist action or any other international or national calamity directly or indirectly involving the United States; or (vi) any other event or condition which would have a material adverse effect on the Fund or its shareholders if the Offer were consummated; or

         (g) the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board's fiduciary duty owed to the Fund or its shareholders.

         The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for AMPS Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in the section "The Offer--Extension of Tender Period; Termination; Amendment" of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in the section "The Offer--Extension of Tender Period; Termination; Amendment" of this Offer to Purchase.

         The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding.

14.      Plans or Proposals of the Fund; Regulatory Approvals

         Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund's present capitalization (except as resulting from the Offer or as otherwise set forth herein); any material change in the Fund's dividend policy; any change in the Fund's Trustees and officers; any class of the Fund's securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; a suspension of the Fund's reporting requirements under securities laws; or any change in the Fund's organizational and governance documents.

         The Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of AMPS Shares as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund's acquisition or ownership of AMPS Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek such approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, AMPS Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligation to accept for payment and pay for AMPS Shares under the Offer is subject to various conditions. See "The Offer--Conditions to the Offer."

15.      Fees and Expenses

         The Fund has retained The Altman Group, Inc. to act as the Information Agent and Deutsche Bank Trust Company Americas to act as the Depositary in connection with the Offer. The Information Agent may contact holders of AMPS Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

         The Fund will not pay any fees or commissions to any broker or dealer, commercial bank, trust company or other person for soliciting tenders of AMPS Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

16.      Financial Information

         The financial statements contained in the Fund's Annual Report to Shareholders for the period ended May 31, 2009 on Form N-CSR filed on August 6, 2009, which includes audited financial information for fiscal years ended May 31, 2009 and May 31, 2008, are incorporated herein by reference.

17.      Miscellaneous

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, AMPS Shareholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Fund may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to AMPS Shareholders in such jurisdiction.

         No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

         The Fund has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer--Certain Information Concerning the Fund."

          FIRST TRUST/FOUR CORNERS SENIOR FLOATING RATE INCOME FUND II

August 28, 2009

         The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below. If you have questions or need additional copies of the Offer and the Letter of Transmittal, you can contact the Information Agent at its addresses and relevant telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                        The Depositary for the Offer is:


                      Deutsche Bank Trust Company Americas

                                                      (800) 735-7777 (toll free)

By First Class Mail, By Overnight Courier, By Hand:

                                                By Registered Certified
                                                    or Express Mail
         By First Class Mail:                    or Overnight Courier:                        By Hand:

      DB Services Tennessee, Inc.             DB Services Tennessee, Inc.            DB Services Tennessee, Inc.
            P.O. Box 305050                     648 Grassmere Park Road                648 Grassmere Park Road
      Nashville, Tennessee 37230               Nashville, Tennessee 37211             Nashville, Tennessee 37211
       Attn: Reorganization Unit               Attn: Reorganization Unit              Attn: Reorganization Unit

By Facsimile Transmission or Email:

      By Facsimile Transmission:                       By Email:
            (615) 866-3889                          DB.Reorg@db.com


                     The Information Agent for the Offer is:

                             The Altman Group, Inc.
                                 (212) 400-2605
                         60 East 42nd Street, Suite 916
                            New York, New York 10165



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